OMB APPROVAL OMB Number: 3235-0145 Expires: February 28, 2009 Estimated average burden hours per response. . . . . . . . 10.4 UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 13G Under the Securities Exchange Act of 1934 (Amendment No. )* (Name of Issuer) OMB APPROVAL OMB Number: 3235-0145 Expires: February 28, 2009 Estimated average burden hours per response. . . . . . . . 10.4 (Title of Class of Securities) (CUSIP Number) (Date of Event Which Requires Filing of this Statement) Check the appropriate box to designate the rule pursuant to which this Schedule is filed: Rule 13d-1(b) Rule 13d-1(c) Rule 13d-1(d) *The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes). Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number. SEC 1745 (3-06) Page 1 of 6 pages CUSIP No. ....................................... 1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). ................................................................................................................................................................................................ 2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) ............................................................................................................................................................................ (b) ............................................................................................................................................................................ 3. SEC Use Only ........................................................................................................................................................... 4. Citizenship or Place of Organization ......................................................................................................................... Number of 5. Sole Voting Power ................................................................................................................................... Shares Bene- ficially by 6. Shared Voting Power .............................................................................................................................. Owned by Each Reporting 7. Sole Dispositive Power............................................................................................................................. Person With: 8. Shared Dispositive Power ........................................................................................................................ 9. Aggregate Amount Beneficially Owned by Each Reporting Person............................................................................. 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)........................................... 11. Percent of Class Represented by Amount in Row (9) ............................................................................................... 12. Type of Reporting Person (See Instructions) ......................................................................................................................................................................................... ......................................................................................................................................................................................... ......................................................................................................................................................................................... ......................................................................................................................................................................................... ......................................................................................................................................................................................... ......................................................................................................................................................................................... Page 2 of 6 pages CUSIP No. ....................................... 1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). ................................................................................................................................................................................................ 2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) ............................................................................................................................................................................ (b) ............................................................................................................................................................................ 3. SEC Use Only ........................................................................................................................................................... 4. Citizenship or Place of Organization ......................................................................................................................... Number of 5. Sole Voting Power ................................................................................................................................... Shares Bene- ficially by 6. Shared Voting Power .............................................................................................................................. Owned by Each Reporting 7. Sole Dispositive Power............................................................................................................................. Person With: 8. Shared Dispositive Power ........................................................................................................................ 9. Aggregate Amount Beneficially Owned by Each Reporting Person............................................................................. 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)........................................... 11. Percent of Class Represented by Amount in Row (9) ............................................................................................... 12. Type of Reporting Person (See Instructions) ......................................................................................................................................................................................... ......................................................................................................................................................................................... ......................................................................................................................................................................................... ......................................................................................................................................................................................... ......................................................................................................................................................................................... ......................................................................................................................................................................................... CUSIP No. ....................................... 1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). ................................................................................................................................................................................................ 2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) ............................................................................................................................................................................ (b) ............................................................................................................................................................................ 3. SEC Use Only ........................................................................................................................................................... 4. Citizenship or Place of Organization ......................................................................................................................... Number of 5. Sole Voting Power ................................................................................................................................... Shares Bene- ficially by 6. Shared Voting Power .............................................................................................................................. Owned by Each Reporting 7. Sole Dispositive Power............................................................................................................................. Person With: 8. Shared Dispositive Power ........................................................................................................................ 9. Aggregate Amount Beneficially Owned by Each Reporting Person............................................................................. 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)........................................... 11. Percent of Class Represented by Amount in Row (9) ............................................................................................... 12. Type of Reporting Person (See Instructions) ......................................................................................................................................................................................... ......................................................................................................................................................................................... ......................................................................................................................................................................................... ......................................................................................................................................................................................... ......................................................................................................................................................................................... ......................................................................................................................................................................................... CUSIP No. ....................................... 1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). ................................................................................................................................................................................................ 2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) ............................................................................................................................................................................ (b) ............................................................................................................................................................................ 3. SEC Use Only ........................................................................................................................................................... 4. Citizenship or Place of Organization ......................................................................................................................... Number of 5. Sole Voting Power ................................................................................................................................... Shares Bene- ficially by 6. Shared Voting Power .............................................................................................................................. Owned by Each Reporting 7. Sole Dispositive Power............................................................................................................................. Person With: 8. Shared Dispositive Power ........................................................................................................................ 9. Aggregate Amount Beneficially Owned by Each Reporting Person............................................................................. 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)........................................... 11. Percent of Class Represented by Amount in Row (9) ............................................................................................... 12. Type of Reporting Person (See Instructions) ......................................................................................................................................................................................... ......................................................................................................................................................................................... ......................................................................................................................................................................................... ......................................................................................................................................................................................... ......................................................................................................................................................................................... ......................................................................................................................................................................................... (2) The Dee Ann McIntyre Marital Election Trust dated October 6, 2009 is the beneficial owner of 2,426,533, shares of $.001 par value common stock of the Company, consisting of: i. 2,421,533 shares held by the Dee Ann McIntyre Marital Election Trust dated October 6, 2009 for which Mrs. McIntyre serves as trustee; ii. 5,000 shares held in the brokerage account of the Dee Ann McIntyre Marital Election Trust; (b) Percent of class (1) The 2,996,832 shares reported as beneficially owned by Dee Ann McIntyre represented 11.82% of the issued and outstanding shares of $.001 par value common stock of the Company on December 31, 2016. (2) The 2,426,533 shares held by the Dee Ann McIntyre Marital Election Trust dated October 6, 2009 represented 9.57% of the issued and outstanding shares of $.001 par value common stock of the Company on December 31, 2016. (c) Number of shares to which the person has: (1) Dee Ann McIntyre i.Sole Power to vote or to direct the vote:2,524,969 ii. Shared power to vote or to direct the vote: 471,533 iii. Sole power to dispose or to direct the disposition of: 2,524,969 iv. Shared power to dispose or to direct the disposition of: 471,533(2) The Dee Ann McIntyre Marital Election Trust dated October 6, 2009 i. Sole Power to vote or to direct the vote: 2,421,533 ii. Shared power to vote or to direct the vote: 0 iii. Sole power to dispose or to direct the disposition of: 2,421,533 iv. Shared power to dispose or to direct the disposition of: 0 Item 5 Ownership of Five Percent or Less of a Class If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following . Not Applicable. Item 6 Ownership of More than Five Percent on Behalf of Another Person. Not Applicable. Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported By the Parent Holding Company Not Applicable. Item 8 Identification and Classification of Members of the Group Not Applicable. Item 9 Notice of Dissolution of Group Not Applicable. Item 10 Certification Not Applicable. SIGNATURE After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. February 13, 2017 /s/ Mark R. Van Heukelom Dated Dee Ann McIntyre By Mark R. Van Heukelom Attorney-in-Fact DEE ANN MCINTYRE MARITAL ELECTION TRUST Dated October 6, 2009 February 13, 2017 /s/ Mark R. Van Heukelom Dated Dee Ann McIntyre, Trustee By Mark R. Van Heukelom Attorney-in-Fact EXHIBIT A TO SCHEDULE 13G JOINT FILING AGREEMENT Dee Ann McIntyre, individually, and the Dee Ann McIntyre Marital Election Trust dated October 6, 2009, hereby agree and consent to the joint filing on their behalf of the foregoing Schedule 13G related to their beneficial ownership of the common stock of United Fire Group, Inc. February 13, 2017 /s/ Mark R. Van Heukelom Dated Dee Ann McIntyre By Mark R. Van Heukelom Attorney-in-Fact DEE ANN MCINTYRE MARITAL ELECTION TRUST Dated October 6, 2009 February 13, 2017 /s/ Mark R. Van Heukelom Dated Dee Ann McIntyre, Trustee By Mark R. Van Heukelom Attorney-in-Fact